Exhibit 16(vii) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K

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


Federated Equity Income Fund II

                                   Yield = 2{(     $20,926.23  -     $6,163.89    )+1)^6-1}=




Computation of SEC Yield         761,938              *(    $11.63       -         0.00000)
As of:  June 30, 1997
                                                          SEC Yield =                2.01%

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Dividend and/or Interest
Inc for the 30 days ended                    $20,926.23

Net Expenses for                             $6,163.89
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends                         761,938

Maximum offering price                       $11.63
per share as of 6/30/97

Undistributed net income                     0.00000